Exhibit 10.1

INOGEN, INC.

Amendment to Employment and Severance Agreement

This Amendment to Employment and Severance Agreement (the “Amendment”) is entered into by and between Inogen, Inc. (the “Company”), and Andrew Reding (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Parties entered into an Employment and Severance Agreement made effective as of July 6, 2026 (the “Employment Agreement”); and

WHEREAS, effective as of the Amendment Effective Date (as defined below), the Board of Directors of the Company (the “Board”) has appointed Executive as the Company’s Chief Executive Officer and President, and the Compensation Committee of the Board (the “Committee”) has approved the compensation terms set forth in this Amendment; and

WHEREAS, the Parties desire to amend certain terms of the Employment Agreement in connection with that appointment, and the Board has consented to this Amendment on the Company’s behalf as required by Section 14 of the Employment Agreement.

Now, therefore, the Parties hereby agree as follows:

1.
Title. Section 3(a) of the Employment Agreement shall be amended and replaced in full as follows:
a.
“During the Term of Employment, Executive shall serve as the Chief Executive Officer and President together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time and shall have such duties typically associated with such title. Executive shall report directly to the Board. In addition, as of the Amendment Effective Date, Executive shall be appointed to serve as a member of the Board and shall be nominated for applicable re-election to the Board throughout the Term of Employment as Chief Executive Officer of the Company.”
2.
CEO References. Each reference to “the CEO” in Sections 3(b)(i), 8(c)(i) and 9(a) shall be replaced with references to “the Board”, and the reference to “the CEO” in Section 7 shall be replaced with “the Chair of the Board”.
3.
Good Reason. Section 1(p) of the Employment Agreement shall be amended ss follows:
a.
Clause (i) shall be deleted and replaced with the following: “ amended and replaced in full as follows: “(i) a material diminution in Executive’s title, authority, duties or responsibilities (including any failure of Executive to serve as Chief Executive Officer and President of the Company or to report directly to the Board)”;
b.
Clause (v) shall be removed and replaced with the following: “(v) removal of Executive from the Board, or the failure of the Company to nominate Executive for re-election to the Board as required by Section 3(a), in each case other than as a result of the termination of Executive’s employment;” and
c.
A new clause (vi) shall be added: “(vi) any other material breach by the Company of this Agreement (including the failure to make the grant described in Section 4(e)(iii)).

4.
Location. Sections 3(c) and 3(d) of the Employment Agreement shall be amended and replaced in full as follows:
a.
“(c) Executive’s principal place of employment shall be at Executive’s primary residence, or such other location mutually agreed by Executive and the Board in writing. This may fluctuate over time based on business needs and deliverables. In the event relocation is deemed necessary, the Company, as part of an accountable plan, shall reimburse ordinary and necessary business expenses incurred by Executive in connection with Executive’s visits to and work from the Company’s Plano, Texas location or other locations as the Company may require including, without limitation, reasonable travel and accommodations consistent with the Company’s then existing policies, including the Inogen travel policy. To the extent any such reimbursement or any relocation expense paid directly by the Company is determined to constitute taxable income to Executive, the Company shall pay Executive an additional amount such that, after payment of all taxes thereon, Executive is in the same after-tax position as if such amount had not been taxable. All reimbursements under this Section 3(c) shall be subject to Section 12(h).”
b.
“(d) Executive shall spend on average fifty percent (50%) of Executive’s time at Executive’s home office in Minnesota, at the Company’s Plano, Texas location, or other locations as the Company may require.”
5.
Base Salary. Section 4(a) of the Employment Agreement shall be amended and replaced in full as follows and the words “subject to any modification by the Company, under Section 4(a)” are deleted from Section 1(c):
a.
“Base Salary. Commencing as of the Amendment Effective Date, Executive shall be paid an annualized Base Salary of $700,000 (the “Base Salary”), payable in accordance with the regular payroll practices of the Company. For the period beginning on the Effective Date and ending on the day before the Amendment Effective Date, Executive’s annualized Base Salary was $500,000. The Base Salary shall be subject to annual review, based on both Executive and Company performance, and may be increased from time to time but shall not be decreased without Executive’s written consent.”
6.
Annual Bonus. The first paragraph of Section 4(b) of the Employment Agreement shall be amended and replaced in full as follows:
a.
“Beginning with the Company’s 2026 fiscal year, Executive is eligible for a discretionary annual performance bonus award (the “Annual Bonus”), determined pursuant to the Company’s Management Incentive Plan (the “MIP”), as may be modified by the Company. Executive’s target Annual Bonus is 100% of Executive’s Base Salary (the “Bonus Target”); provided, however, that the Bonus Target for fiscal year 2026 will equal the sum of (x) 70% of $500,000, multiplied by a fraction, the numerator of which is the number of days during the period beginning on the Effective Date and ending on the day before the Amendment Effective Date and the denominator of which is 365, plus (y) 100% of $700,000, multiplied by a fraction, the numerator of which is the number of days during the period beginning on the Amendment Effective Date and ending on December 31, 2026 and the denominator of which is 365. The Annual Bonus for each fiscal year shall be paid at the time annual bonuses are paid to the Company’s other senior executives following the annual audit for such fiscal year, and in all events no later than March 15 of the calendar year following the end of such fiscal year.”
7.
2027 Annual Equity Award. Section 4(e) of the Employment Agreement shall be amended by adding the following as a new clause (iii):

a.
“(iii) Subject to the approval of the Board or a duly authorized committee of the Board (the “Committee”) and Executive’s continued service through the grant date, in 2027, at the time the Company makes its annual equity grants to its senior executives under the Company’s normal compensation process, the Company will grant Executive an equity award covering 337,500 shares of the Company’s common stock, consisting of 168,750 restricted stock units and 168,750 performance stock units (the “2027 Annual Award”). The 2027 Annual Award will be granted under, and subject to the terms of, the Company’s Amended and Restated 2023 Equity Incentive Plan and the applicable form of award agreement, and its vesting schedule and the performance goals, performance period, and other terms of the performance stock units will be those determined by the Committee.”
8.
CEO Bonus. Section 4 of the Employment Agreement shall be amended by adding the following as a new clause (g):
a.
“(g) CEO Bonus. On the first regularly scheduled payroll date following the Amendment Effective Date, the Company will pay Executive a one-time cash bonus in an amount equal to $300,000, less applicable withholdings (the “CEO Bonus”). If, on or prior to the second anniversary of the Amendment Effective Date, Executive’s employment is terminated by the Company for Cause or by Executive voluntarily without Good Reason, Executive agrees to repay the Company a portion of the CEO Bonus within thirty (30) days of Executive’s employment termination date, with such portion equal to (i) the net after tax amount of the CEO Bonus multiplied by (ii) a fraction (A) the numerator of which is equal to the difference between (x) twenty-four (24) minus (y) the number of completed months between the Amendment Effective Date and the date Executive’s employment with the Company terminates and (B) the denominator of which is twenty-four (24). For clarity, if Executive’s employment is terminated by the Company without Cause, by Executive voluntarily for Good Reason, or due to Executive’s death or Disability, Executive will not be obligated to repay any portion of the CEO Bonus.
9.
Change in Control Severance Term. Section 1(h) is deleted in its entirety and replaced with “(h) [Reserved].”
10.
Severance Term. Each reference to “twelve (12)” in Sections 1(s) and 8(d)(iv) of the Employment Agreement shall be replaced with references to “twenty-four (24)”.
11.
Change in Control Severance. The first sentence of Section 8(f) of the Employment Agreement shall be amended and replaced in full as follows:
a.
“In the event Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or Executive terminates his employment with Good Reason (by providing thirty (30) days’ written notice to the Company and with such cure period as described in subsection 8(e), above) during the Change of Control Period, Executive shall be entitled to the same payments and benefits as described in Section 8(d) above, provided, however, that Executive shall be entitled to a lump sum payment equal to 100% of the Bonus Target as in effect on the date of termination. The payment described in the preceding sentence shall be paid on the sixtieth (60th) day following Executive’s Separation from Service (or, if the Change of Control occurs after such sixtieth (60th) day, within thirty (30) days following the Change of Control), subject in each case to Section 12(c).
12.
Choice of Law. Section 16 of the Employment Agreement shall be amended and replaced in full as follows:
a.
This Agreement is governed by and is to be construed under the laws of the State of Minnesota, without regard to conflict of laws rules. If Executive’s principal place of employment changes in accordance with Section 3(c), the Parties shall negotiate in good faith any conforming changes required by the applicable law of the new principal jurisdiction.
13.
Effective Date of this Amendment. This Amendment will be effective as of the date on which the employment of the Company’s prior Chief Executive Officer ends (expected to be October 30, 2026) (the “Amendment Effective Date”).
14.
Full Force and Effect. To the extent not expressly amended or superseded hereby, the Employment Agreement and the Confidentiality Agreement shall remain in full force and effect, including Sections 8 and 22 of the Employment Agreement, except that the Base Salary as amended by this Amendment will be used to compute any payments under Section 8 of the Employment Agreement that become payable after the Amendment Effective Date. From and after the Amendment Effective Date, references to “this Agreement” in the Employment Agreement mean the Employment Agreement as amended by this Amendment.
15.
Entire Agreement; No Oral Modification. This Amendment constitutes the full and entire understanding and agreement between the Company and Executive with regard to the amendment of the Employment Agreement and Executive’s appointment as Chief Executive Officer. This Amendment supersedes any prior promises, agreements, or understandings related to the subject matter hereof and may be amended only in writing signed by the Company and Executive and consented to on the Company’s behalf by the Board, as provided in Section 14 of the Employment Agreement.
16.
Counterparts. This Amendment may be executed in counterparts and by electronic signature, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.

Dated: November 4, 2026 COMPANY

By: /s/ Elizabeth Mora

Name: Elizabeth Mora

Title: Chairperson of the Board of Directors

Dated: November 4, 2026 EXECUTIVE

/s/ Andrew Reding

Andrew Reding